4th AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment No. 4 (the “Amendment”) is effective as of August 17, 2021 and amends the Fund Participation Agreement dated November 1, 2005 (the “Agreement) by and among BRIGHTHOUSE LIFE INSURANCE COMPANY of NY (“Brighthouse NY” or the “Company”) on behalf of itself and certain of its separate accounts (the “Accounts”); AMERICAN FUNDS INSURANCE SERIES (the “Series”); AMERICAN FUNDS DISTRIBUTORS, INC. (“AFD”); AND CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”) (collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, the Accounts invest in shares of certain of the funds (“Fund” or “Funds”) that constitute separate portfolios of the Series and that serve as funding vehicles for Brighthouse NY, on behalf of the Accounts that, issue variable annuity and/or life insurance contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of Brighthouse NY (the “Contract Owners”);

WHEREAS, the Series maintains on its books and records one or more account(s) that hold and record ownership of shares of the Funds;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Rule 30e-1 under the 1940 Act requires each Fund to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such Funds;

WHEREAS, Rule 30e-2 under the 1940 Act requires the Accounts to deliver such Fund shareholder reports to Contract Owners;

WHEREAS, the Parties desire to supplement and amend the Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act, as amended from time to time (“Rule 30e-3”), to permit (i) the Series to no longer deliver copies of Fund shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Fund shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A; and

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website; and

WHEREAS, the Parties desire to revise the list of Accounts in Exhibit A in the Agreement to the corresponding updated list attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Agreement as follows:

1.	Exhibit A. Exhibit A of the Agreement is hereby deleted in its entirety and replaced with Exhibit A in the form attached hereto.

2.	Exhibit B.

a.	Exhibit B is hereby deleted in its entirety and replaced with a new Exhibit B.

b.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 4:

Series agrees to make Class 2 and Class 4 shares of the Funds that offer such share classes available to the Contracts. The Company agrees to give Series and CRMC at least 30 days’ notice prior to adding any additional Funds as underlying investment options to the Contracts. AFD reserves the right to approve any proposed addition by the Company. The Company will be entitled to a Rule 12b-1 service fee to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 and class 4 shares of each Fund attributable to the Contracts for as long as Series’ Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 plan”) for such share class remains in effect.

Fund shares to be made available to Accounts for the Contracts shall be sold by the Series and purchased by the Company for a given Account at the net asset value (without the imposition of a sales load) next computed after receipt of each order by the Series or its designee, as established in accordance with the provisions of the then current prospectus of the Series. For purposes of this Paragraph 4, the Company shall be a designee of the Series for receipt of such orders from each Account, and receipt by such designee by 4:00 PM ET shall constitute receipt by the Series only if the net purchase or redemption orders are transmitted of the Series by the Company by 10:00 AM ET on the day following Company’s receipt of that information. “Business Day” shall mean any day on which the New York Stock Exchange (“NYSE”) is open for trading and on which the Series calculates its net asset value pursuant to the rules of the SEC. The Series will make its shares available indefinitely for purchase at the applicable net asset value per share on those days on which the Series calculates its net asset value pursuant to the rules of the SEC, and the Series shall use its best efforts to calculate such net asset value on each day on which the NYSE is open for trading. The Series shall make the net asset value per share for each of the Funds available to the Company on a daily basis as soon as reasonably practical after the Series calculates its net asset value per share, and the Series shall use its best efforts to make such net asset value per share available by 6:30 PM ET. The Series, and its investment adviser, CRMC, are responsible for maintaining net asset values for the Funds in accordance with the requirements of the 1940 Act and its current prospectus. Share of particular Funds shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. Orders or payments for shares purchased will be sent promptly to the Series and will be made in federal funds transmitted by wire.

During the term of this Agreement, the Company shall perform the administrative services (“Services”) set forth on Exhibit C hereto, as such exhibit may be amended from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class 4 shares of each Fund. In consideration of the Company performing the Services, the Series agrees to pay the Company an administrative Services fee of 0.25% of the average daily net asset value of all Class 4 shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class 4 shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by Company as eligible for compensation pursuant to the Agreement. CRMC will evaluate periodically the Company’s service levels, including compliance with establish NSCC guidelines, transaction errors, compliance with the prospectus and complaints from Contract owners, in determining whether to continue making payments under the Insurance Administrative Services Plan. The Company represents to the Series and CRMC that it will not receive compensation for the Services from Contractholder fees or any other source.

The Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in the Agreement in respect of Separate Accounts holding Class 2 shares on behalf of AFD and the Funds in connection with the sale and servicing of the Contracts. The services to be provided by the Company to its Separate Accounts include, (i) mailing and otherwise making available to Contractholders, shareholder communications including without limitation, prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Contractholders including, without limitation, advising as to performance, yield being earned, dividends declared and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Separate Account units owned by the Contractholder in that account, the value of such units and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable IRS rules and regulations. Administrative services to Contractholders shall be the responsibility of the Company and shall not be the responsibility of AFD or any of its affiliates.

3.

Maintaining Website; Posting and Availability of Fund Shareholder Reports, Disclosure Documents, and Other Required Materials. Brighthouse NY shall be responsible for and shall fulfill the website maintenance and posting and other applicable requirements and obligations of the Accounts specified in Rules 30e-3(b) and 498A(j). Without limiting the generality of the foregoing:

a.

The Series shall provide Brighthouse NY with the following materials relating to each Fund so that Brighthouse NY can post the materials to a Brighthouse NY website address (the “Specified Website”). The Specified Website shall be publicly accessible and the Required Materials (as defined below) posted on the Specified Website shall be publicly accessible, free of charge and shall include: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments; (iv) Portfolio Holdings For Most Recent First and Third Fiscal Quarters; (v) current Summary Prospectus for the Funds; (vi) current Statutory Prospectus for the Funds; and (vii) current Statement of Additional Information (“SAI”) for the Funds (as such documents are specified in paragraphs i through iv of Rule 30e-3(b) and in paragraph (iii) of Rule 498A(j)(1)) (such documents collectively, and together with any additional or alternative documents that may be required by any amendments to Rules 30e-3or 498A, the “Required Materials”). The Series shall provide the materials specified in (i), (ii), (iii), and (iv) above to the Company no later than five (5) days before a Report is required to be posted to the Specified Website. The Series shall provide the materials specified in (v), (vi), and (vii) above to the Company on a timely and continuous basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Funds’ securities and the Contracts.

b.

The Series shall ensure that the Required Materials provided to Brighthouse NY are in a format, or formats, that are suitable for website posting and convenient for both reading online and printing on paper (in accordance with Rule 30e-3 (b)(3) and are human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A(h)(2)(i)));

c.

Brighthouse NY shall maintain the Specified Website and, in doing so, shall ensure that persons accessing the Required Materials are able to permanently retain, free of charge, an electronic version of the Required Materials in a format, or formats, that meet the conditions stated above in Section 3(b) (in accordance with Rules 30e-3(b)(4) and 498A(h)(3);

d.

In order for Brighthouse NY to ensure that the Required Materials are kept current (up-to-date) and posted for the duration or period required by Rules 30e-3 and 498A, and to facilitate a continuous offering of the Funds’ securities and the Contracts, the Series shall promptly provide to Brighthouse NY any amendments to the Required Materials;

e.

Brighthouse NY shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3 and paragraph (h)(4) of Rule 498A, which shall constitute compliance with subsections (a) through (d) of this Section 3 of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 and “Registrant” referred to in said paragraph (h)(4) of Rule 498A means Brighthouse NY on behalf of the Accounts); and

f.

The Series shall prepare and provide the Funds’ Statutory Prospectus and SAI so that those documents permit persons accessing them to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (in accordance with paragraph (h)(2)(ii) of Rule 498A).

g.

CRMC shall, at its sole cost and expense, host and maintain a website (the “Series Document Website”), on which it will make available to Brighthouse NY, free of charge, the Required Materials in accordance with the terms hereof. For the avoidance of doubt, the hosting and maintenance by CRMC of the Series Document Website, including the timely posting of the Required Materials to the Series Document Website for access by Brighthouse NY, shall constitute full and complete compliance by CRMC and the Series of their respective obligations under Section 3 hereof.

4.

Content of Required Materials. The Series shall be responsible for the content of the Required Materials as posted on the Specified Website, including, but not limited to, the accuracy and completeness of the Required Materials. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Series under the Agreement, the Series shall be responsible for ensuring that the Required Materials to be posted to the Specified Website:

a.	Meet the applicable standards of the 1933 Act; the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

b.

Do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

5.

Specified Website, Notice, and Paper Delivery. For the avoidance of doubt, the obligations of the Company set forth in this Section (5), and the expenses that relate thereto, shall be separate from the description of Services as set forth Section 4 of the Agreement.

a.	The Specified Website is as identified in Exhibit B, as it may be changed by Brighthouse NY from time to time in its sole discretion;

b.

Paper Notice to Contract Owners. Brighthouse NY shall provide the paper notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3 (the “Notice”), subject to the expense provision in subsection (e)(ii) below.

c.

Delivery of Paper Copy Upon “Ad Hoc” Request. Brighthouse NY shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A, subject to the expense provision in subsection (e)(iii) below.

d.

Investor Elections to Receive Future Fund Reports in Paper. Brighthouse NY shall fulfill Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3 and subject to the expense provision in subsection (e)(iii) below.

e.	Expenses.

i.

Web Hosting and Electronic Delivery. The Series and/or AFD and/or CRMC shall bear the expenses for the cost of managing, formatting, hosting and maintaining the Required Materials on the Specified Website hosted by the Company. The Series and/or AFD and/or CRMC shall also bear the reasonable cost of distributing the Required Materials for electronic delivery.

ii.	Notice. The Series and/or AFD and/or CRMC shall bear the costs of preparing and mailing (including postage expenses) the Notices of the availability of the Fund’s Reports to Contract Owners.

iii.

Delivery of paper copies. The Series and/or AFD and/or CRMC shall be responsible for the reasonable costs of printing of any paper copies of Required Materials and future fund reports pursuant to subsections (c) and (d) of this Section 5. The Series and/or AFD and/or CRMC shall reimburse the Company for the costs of mailing (including postage expenses) the Fund’s then current Required Materials to Contract Owners.

f.

Summary Prospectuses. The Company intends to use an Initial Summary Prospectus for each currently offered Contract, in accordance with paragraph (j)(1)(i) of Rule 498A. The Series shall use a summary prospectus for each Fund, in accordance with paragraph (j)(1)(ii) of Rule 498A.

6. Fund Performance and Expense Data. The Series shall provide such data regarding each Fund’s investment performance and expense ratios as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Series shall provide:

(i) the “Annual Portfolio Company Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 16 to Item 4 of Form N-4 and Instruction 4(a) to Item 4 of Form N-6); and

(ii) the “Total Annual Fund Operating Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, reflecting any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 4 to Item 17 of Form N-4, Instruction 4(b) to Item 4 of Form N-6 and Instruction 4 to Item 18 of Form N-6); and

(iii) the “average annual total returns” for each fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5 and 10-year periods, and, as applicable, in accordance with Instruction 7 to Item 17 and Instruction 7 to Item 18 of Form N-6).

The Series shall provide the forgoing Fund expense and performance data at least annually, on a timely basis to facilitate the Company’s preparation of its annually updated registration statement (and as otherwise reasonably requested by the Company), but in no event later than seventy-five (75) calendar days after the close of each Fund’s fiscal year.

7. Indemnification.

a.

The Series, AFD and CRMC specifically agree to indemnify and hold harmless Brighthouse NY and its officers, directors, employees and agents (“Brighthouse NY Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against any of the Brighthouse NY Indemnified Parties as a result of (i) any failure or alleged failure by the Series, AFD and CRMC to provide the Required Materials in a timely fashion as required by this Amendment, or (ii) any material failure or alleged material failure to fulfill any of their other duties and responsibilities under this Amendment or for any other material breach of this Amendment. For the avoidance of doubt, this indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Agreement.

b.

Brighthouse NY specifically agrees to indemnify and hold harmless each of the Series, AFD and CRMC and their respective officers, directors, employees and agents (“Series Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any time whatsoever brought against any of the Series Indemnified Parties as a result of (i) any failure or alleged failure by Brighthouse NY to maintain the Specified Website in accordance with the requirements of Rule 30e-3 and/or Rule 498A, or (ii) any material failure or alleged material failure to fulfill any of its other duties and responsibilities under this Amendment or for any other material breach of this Amendment. For the avoidance of doubt, this indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Agreement.

8. Implementation. This Amendment is effective as of the date noted in the first paragraph of this Amendment.

9. Interpretation. This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rules 30e-3 and 498A and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date written below.

BRIGHTHOUSE LIFE INSURANCE COMPANY of NY (on behalf of itself and each Account)

(“Brighthouse NY”)

By:	/s/ Jason Frain

Name:	Jason Frain
Title:	Vice President
Date: 08/24/2021

AMERICAN FUNDS INSURANCE SERIES (the “Series”)

By:	/s/ Maria Manotok

Name:	Maria Manotok
Title:	Principal Executive Officer
Date: August 20, 2021

AMERICAN FUNDS DISTRIBUTORS, INC. (the “AFD”)

By:	/s/ Timothy W. McHale

Name:	Timothy W. McHale
Title:	Secretary
Date: August 20, 2021

CAPITAL RESEARCH AND MANAGEMENT COMPANY

(“CRMC”)

By:	/s/ Maria Manotok

Name:	Maria Manotok
Title:	Senior Vice President & Senior Counsel
Date: August 20, 2021

Exhibit A

Separate Account: Brighthouse Variable Annuity Account B

Contracts:

Brighthouse Prime Options	PrimElite IV

Class A	Vintage L

Class B [Edward Jones Marquis Portfolios PrimElite III	Vintage XC

Exhibit B

Specified Website:

http://dfinview.com/BHF/TAHD/BHF